As filed with the Securities and Exchange Commission on August 25, 2017
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAGICJACK VOCALTEC LTD.
 (Exact name of registrant as specified in its charter)

ISRAEL	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12 HAOMANUT STREET, 2ND FLOOR POLEG INDUSTRIAL ZONE, NETANYA, ISRAEL	42504
(Address of Principal Executive Offices)	(Zip Code)
Amended and Restated magicJack VocalTec Ltd. 2013 Stock Incentive Plan
and
 Amended and Restated magicJack VocalTec Ltd. 2013 Israeli Stock Incentive Plan
(Full title of the plans)

Thomas Fuller
Chief Financial Officer
magicJack VocalTec Ltd.
12 Haomanut Street, 2nd Floor
Poleg Industrial Zone, Netanya, Israel 42504
(Name and address of agent for service)

(561) 749-2255
(Telephone number, including area code, of agent for service)

Copies to:
LaDawn Naegle
 Bryan Cave LLP
1155 F Street, N.W.
Washington, DC  20004
(202) 508-6046

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company"  in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Ordinary Shares, no par value	3,350,000 shares	$7.48	$25,058,000	$2,904.22

(1)
In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares registered includes any additional shares that become issuable under the magicJack VocalTec Ltd. 2013 Stock Incentive Plan and the magicJack VocalTec Ltd. 2013 Israeli Stock Incentive Plan by reason of any share splits, share dividends, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares.

(2)
Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purposes of calculating the amount of the registration fee.  The fee with respect to the shares registered herein was based on the average of the high and low prices per share of the ordinary shares on August 18, 2017, as reported on the Nasdaq Global Market.

EXPLANATORY NOTE
Registration of additional shares
 Pursuant to General Instruction E

On July 31, 2017, at a special meeting of the shareholders of magicJack VocalTec, Ltd. (the "Registrant" or "Company"), the shareholders of the Company approved amendments to the magicJack VocalTec, Ltd. 2013 Stock Incentive Plan (the "2013 Plan") and the magicJack VocalTec, Ltd. 2013 Israeli Stock Incentive Plan (the "2013 Israeli Plan" and together with the 2013 Plan, the "Plans").  The Plans were previously amended to increase the number of ordinary shares available for awards from an aggregate of 2,250,000 shares as between the Plans to an aggregate of 3,600,000 shares as between the Plans (the "First Plan Amendments").  The amendments approved by the shareholders on July 31, 2017, were previously approved by the Company's Board of Directors in May of 2017, subject to shareholder approval (as amended, the "Amended and Restated 2013 Plan" and the "Amended and Restated 2013 Israeli Plan" and together the "Amended and Restated Plans").
The Amended and Restated Plans provide, among other things, that a maximum aggregate of 5,600,000 of the Company's ordinary shares, no par value, may be issued thereunder.  Originally, 2,250,000 shares were authorized under the Plan and registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement on Form S-8 filed on November 20, 2013 (Registration No. 333-192431) (the "Original Form S-8").  The 2013 S-8 remains in full force and effect.
The Company is filing this Registration Statement to register under the Securities Act an additional 3,350,000 shares of the Company's Common Stock to be issued pursuant to the Amended and Restated Plans.  These additional shares include the 1,350,000 additional ordinary shares approved by the shareholders in the First Plan Amendments and the 2,000,000 additional ordinary shares approved by the shareholders in the Amended and Restated Plans.  The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Original Form S-8.  Pursuant to General Instruction E to Form S-8, the contents of the Original Form S-8 are incorporated herein by reference and this Registration Statement is only required to include those items specified by such instruction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
The following documents have been filed with the Securities and Exchange Commission (the "SEC") and are hereby incorporated by reference in this Registration Statement (except for the portions of the Company's Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement):
a)    our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 16, 2017;
b)    our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed on May 10, 2017;
c)    our Definitive Proxy Statement on Schedule 14A, filed on June 23, 2017, as supplemented by additional definitive soliciting materials filed on July 17, 2017;
d)    our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, filed on August 9, 2017;
d)	our Current Reports on Form 8-K filed April 25, 2017, May 10, 2017, May 23, 2017, June 7, 2017, June 19, 2017 and August 1, 2017; and
e)
the description of our ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on January 29, 1996, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for the portions of our Current Reports furnished, as opposed to filed, on Form 8-K) after the date of this Registration Statement and prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
The securities to be offered are registered under Section 12 of the Exchange Act and, accordingly, no description is provided hereunder.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Consistent with the provisions of the Israeli Companies Law, 1999, or the Companies Law, the Company has included provisions in its Amended and Restated Articles of Association permitting it to procure insurance coverage for its office holders, exempt them from certain liabilities and indemnify them, to the maximum extent permitted by law. Under the Companies Law, indemnification of, and procurement of insurance coverage for the Company's office holders must be approved by its audit committee and its board of directors and, with respect to directors, by its shareholders.

Exemption
Under the Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care (other than with respect to a breach of duty of care with respect to the distribution of a dividend or redemption of the company's securities). Under the Companies Law, a company may not indemnify an office holder, nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of any of the following:
•	a breach by the office holder of his duty of loyalty, unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•
a breach by the office holder of his duty of care, if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences, other than a breach committed solely by negligence;

•	any act or omission done with the intent to derive an illegal personal benefit; or
•	any fine levied against the office holder as a result of a criminal offense.
Office Holder Insurance
The Company's Amended and Restated Articles of Association provide that, subject to the provisions of the Companies Law, it may enter into a contract for the insurance of the liability of any of its office holders with respect to:
•	a breach of his duty of care to the Company or to another person;
•	a breach of his duty of loyalty to the Company, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the Company's interests; and
•	a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an office holder.
Indemnification of Office Holders
The Company's Amended and Restated Articles of Association provide that it may indemnify an office holder against:
•
a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court concerning an act performed in his capacity as an office holder;

•
reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him by a court, in proceedings the Company institutes against him or instituted on its behalf or by another person, or in a criminal charge from which he was acquitted, or in which he was convicted of an offense that does not require proof of criminal intent; or

•
reasonable litigation expenses, including attorneys' fees, expended by the office holder as a result of an investigation or proceeding instituted against him by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding, and (ii) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent.

Under the Companies Law, the Company's Amended and Restated Articles of Association may also include a provision authorizing it to grant in advance an undertaking to indemnify an office holder, provided that the undertaking is limited to such events which the board of directors shall deem to be likely to occur in light of the Company's operations at the time that the undertaking to indemnify is made and for such amounts or criteria which the board of directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances. Such undertaking shall set forth such events which the board of directors shall deem to be likely to occur in light of the operations of the company at the time that the undertaking to indemnify is made, and the amounts and/or criteria which the board of directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and a provision authorizing the Company to retroactively indemnify an office holder.

As permitted under Israeli law and the Company's Amended and Restated Articles of Association, the Company has agreements whereby it indemnifies its officers and directors for certain acts or omissions that may have been made or will be made in the future by the officers and directors by virtue of their service as a director or officer of the Company and/or of any Company subsidiary and/or of a third party at the request of the Company. The maximum aggregate indemnification amount that the Company may pay to all of its directors and officers, in the aggregate, pursuant to all letters of indemnification issued by the Company and its subsidiaries is the greater of (i) $20 million and (ii) an amount equal to 75% of the Company's assets minus its liabilities according to the most recent audited consolidated financial statements of the Company prior to the payment of the applicable indemnification amount.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
The exhibits to this Registration Statement are described in the Exhibit Index below, which Exhibit Index is incorporated herein by reference.
Item 9. Undertakings.
(a)      The Company hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that information required to be included in a post-effective amendment by Paragraphs (a)(1)(i) and (a)(1)(ii) is not contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) of the Securities Act shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7), (b)(5), or (b)(7) of the Securities Act as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date;

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Palm Beach, Florida, on August 25, 2017.
By:	/s/ Thomas Fuller
Name: Thomas Fuller
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  In addition, the undersigned do hereby constitute and appoint Don C. Bell, III and Thomas Fuller, and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the SEC, in connection with this registration statement, or any registration statement for this offering under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Signatures	Title	Date

/s/ Don C. Bell, III Don C. Bell, III	President, Chief Executive Officer and Director (Principal Executive Officer)	August 25, 2017

/s/ Thomas Fuller Thomas Fuller	Chief Financial Officer (Principal Financial and Accounting Officer)	August 25, 2017

/s/ Izhak Gross Izhak Gross	Director	August 25, 2017

/s/ Dr. Yuen Wah Sing Dr. Yuen Wah Sing	Director	August 25, 2017

/s/ Tal Yaron-Eldar Tal Yaron-Eldar	Director	August 25, 2017

/s/ Alan B. Howe Alan B. Howe	Director	August 25, 2017

/s/ Richard Harris Richard Harris	Director	August 25, 2017

INDEX TO EXHIBITS

4.1	Amended and Restated Articles of Association of magicJack VocalTec Ltd. (incorporated by reference to Exhibit 3.1 of the Registrant's Annual Report on Form 10-K filed with the SEC on April 2, 2013)

4.2
Form of Share Certificate of magicJack VocalTec Ltd., filed on January 12, 2011 (incorporated by reference to Exhibit 4.2 of Amendment No. 1 to Registration Statement on Form F-3 (File No. 333-169659))

5.1	Opinion of Yigal Arnon & Co., Law Firm, Israeli counsel to the registrant, as to the legality of the securities being offered under this Registration Statement

10.1	Amended and Restated magicJack VocalTec Ltd. 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed with the SEC on August 1, 2017)

10.2
Amended and Restated magicJack VocalTec Ltd. 2013 Israeli Stock Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K filed with the SEC on August 1, 2017)

23.1	Consent of independent registered public accounting firm

23.2	Consent of Yigal Arnon & Co., Law Firm (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)